Wachovia Bank, National Association
8739 Research Drive, URP4
Charlotte, NC 28288-1075

Wachovia Securities

OFFICER'S CERTIFICATE

    Reference is hereby made to that certain Pooling and Servicing Agreement dated as of November 3, 2005, by and among Greenwich Capital Commercial Funding Corp., as Depositor, Wachovia Bank, National Association, as Master Servicer, LNR Partners, Inc., as Special Servicer, LaSalle Bank, National Association, as Trustee, and ABN AMRO Bank, N.V., as Fiscal Agent, with respect to Commercial Mortgage Pass-Through Certificates, Series 2005-GG5 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

    Pursuant to Section 3.13 of this Agreement, Timothy Ryan, and Marilyn Addison, Managing Director of Customer Relationship Management and Director of Compliance Third Party Oversight, do hereby certify that:

1.
A review of the activities of the Master Servicer during the period from January 1, 2006 through December 31, 2006 and of its performance under the Agreement during such period has been made under our supervision; and

2.
To the best of our knowledge, based on such review, the Master Servicer has fulfilled all of its material obligations under this Agreement in all material respects throughout the period January 1, 2006 through December 31, 2006; and

3.
The Master Servicer has received no notice regarding qualification, or challenging the status, of the any REMIC Pool, as a REMIC, the Grantor Trust as a "grantor trust" from the Internal Revenue Service or any other governmental agency or body.

    IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 10th day of March 2007.

/s/ Timothy S. Ryan	/s/ Marilyn Addison
Timothy S. Ryan, Managing Director	Marilyn Addison, Director
Wachovia Bank National Association	Wachovia Bank National Association

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